SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________
                                 SCHEDULE 13D/A5
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13d-2(a)
                              (Amendment No. 5)

                                INTRENET, INC.
                               (Name of Issuer)

                         COMMON STOCK, without PAR VALUE
                          (Title of Class of Securities)

                                  461190100
                                (CUSIP Number)

                                JOHN C. WATERFALL
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                (212) 705-0500

                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                              March 13, 2000
            (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                        (continued on following pages)
                                Page 1 of 16 Pages
______________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  461190100                13D/A                   Page 2 of 16 Pages


___________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Morgens Waterfall Income Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                              85,044 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                               - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                              85,044 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              85,044
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                 .6%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                   Page 3 of 16 Pages


____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                              Restart Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                             244,214 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                              - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             244,214 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              244,214
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.8%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                   Page 4 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                              Restart Partners II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                            531,432 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                             - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             531,432 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             531,432
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                3.9%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                   Page 5 of 16 Pages


____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Restart Partners III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                             355,869 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                              - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             355,869 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             355,869
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                2.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                   Page 6 of 16 Pages


____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                              Restart Partners IV, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                             355,869 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                             - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             355,869 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                             - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             355,869
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                2.6%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                 Page 7 of 16 Pages


____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                           Endowment Restart L.L.C.
                          (f/k/a The Common Fund for Non-Profit Organizations)
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________
NUMBER OF      (7)  SOLE VOTING POWER
                                             236,702 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                             - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             236,702 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             236,702
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                1.7%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                   Page 8 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Betje Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                             287,273 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                              - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             287,273 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              287,273
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                2.1%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                  Page 9 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Phoenix Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                             808,428 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                              - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             808,428 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                               - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             808,428
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                5.9%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                  Page 10 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                   Phaeton (BVI) Ltd.(f/k/a Phaeton International, N.V.)
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              British Virgin Islands
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                             478,107 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                              - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                             478,107 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                              - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                             478,107
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                3.5%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                  Page 11 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                           Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                           3,382,938 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                            - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           3,382,938 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                            - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           3,382,938
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                24.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                  Page 12 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            John C. "Bruce" Waterfall
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           3,382,938
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                24.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                  Page 13 of 16 Pages


_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 - See Response to Item 5
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                      - 0 -
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 - See Response to Item 5
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                      - 0 -
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         3,382,938
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                24.6%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  461190100                13D/A                  Page 14 of 16 Pages


      This amendment no. 5 ("Amendment No. 5") amends the statement on
Schedule 13D (the "Statement") filed with the Securities and Exchange Commission (the "SEC") by the persons named below, as amended by the Schedule 13D/A ("Amendment No. 1") filed July 8, 1992; amendment no. 2 ("Amendment No. 2") filed with the SEC on January 26, 1993; amendment no. 3 ("Amendment No. 3") filed with the SEC on April 25, 1995; and amendment no. 4 filed with the SEC on April 7, 1999 ("Amendment No. 4") relating to the common stock, without par value ("Common Stock"), of Intrenet, Inc., an Indiana corporation (the "Issuer").

      This Statement is filed jointly by (a) Morgens Waterfall Income Partners, L.P. ("MWIP"); (b) Restart Partners, L.P. ("Restart"); (c) Restart Partners II, L.P. ("Restart II"); (d) Restart Partners III, L.P. ("Restart III"); (e) Restart Partners IV, L.P. ("Restart IV"); (f) Endowment Restart, L.L.C. ("Endowment") (formerly known as The Common Fund for Non-Profit Organizations); (g) Betje Partners, L.P. ("Betje"); (h) Phoenix Partners, L.P. ("Phoenix"); (i) Phaeton (BVI) Ltd. (f/k/a Phaeton International, N.V.) ("Phaeton"); (j) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"); (k) John C. "Bruce" Waterfall ("Waterfall"); and (l) Edwin H. Morgens ("Morgens", and together with the persons stated in clauses (a) through (l) above, the "Reporting Persons"). Except as specifically provided herein, this Amendment No. 5 does not modify any of the information previously reported in the Statement.

       Item 3 is hereby amended to add the following:

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

	These shares were acquired as repayment of loan proceeds in respect of a loan made to the Issuer.


Item 5 is hereby amended to add the following:

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER.

      (a) and (b) The following is the aggregate amount of Common Stock that is beneficially owned by each Reporting Person:


                              Aggregate                   Percentage
Reporting Person             # of Shares                   of Class
_________________            ___________                  __________

MWIP                         85,044                           .6
Restart                     244,214                          1.8
Restart II                  531,432                          3.9
Restart III                 355,869                          2.6
Restart IV                  355,869                          2.6
Endowment                   236,702                          1.7
Betje                       287,273                          2.1
Phoenix                     808,428                          5.9
Phaeton                     478,107                          3.5
Total                     3,382,938                         24.6%



CUSIP No.  461190100                13D/A                  Page 15 of 16 Pages

      Morgens Waterfall does not directly own any of the Common Stock. Morgens Waterfall may be deemed an indirect beneficial owner by virtue of its role as investment advisor to the other Reporting Persons.

      Waterfall does not directly own any of the Common Stock. Waterfall may be deemed an indirect beneficial owner of 3,382,938 shares of Common Stock by virtue of his positions as President and a Director of Morgens Waterfall, as investment adviser to Betje; as managing member of Endowment Prime, as managing member of Endowment; as a managing member of MW Capital, as general partner of MWIP; as President and a Director of Prime, Inc., as general partner of each of Prime, Prime II, Prime III and Prime IV, as general partners of Restart, Restart II, Restart III and Restart IV, respectively; as a managing member of MW Management, and as general partner of Phoenix.

      Morgens does not directly own any of the Common Stock. Morgens may be deemed an indirect beneficial owner of 3,382,938 shares of Common Stock by virtue of his positions as Chairman and Director of Morgens Waterfall, as investment advisor to Betje; as managing member of Endowment Prime, as managing member of Endowment; as a managing member of MW Capital, as general partner of MWIP; as Chairman of Prime, Inc., as general partner of each of Prime, Prime II, Prime III and Prime IV and, as general partners of Restart, Restart II, Restart III and Restart IV, respectively; as a managing member of MW Management, as general partner of Phoenix.

            Each Reporting Person hereby disclaims that it has any beneficial ownership of the securities owned, directly or indirectly, by any other entity.

      (c)  See Response to Item 3 above.

      (d) Except as set forth in this Item, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock.

      (e)  Not applicable.

      . . .


CUSIP No.  461190100                13D/A                  Page 16 of 16 Pages


SIGNATURES*

       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein



Dated:  April 7, 2000              By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons



                                    By: ___________________________________
                                        Edwin H. Morgens, on his own
                                        behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons





* Power of Attorney, dated April 7, 1999, granted to Morgens and Waterfall by MWIP; MW Capital; Prime, Inc.; Prime II; Prime III; Prime IV; Restart; Restart II; Restart III; Restart IV; Phoenix; Morgens Waterfall; Betje; Endowment Restart L.L.C.; Endowment Prime; and Phaeton for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto is on file with the Commission and is incorporated herein by reference.